Subscription Agreement

REM Business Consultants, Inc.

I acknowledge that the Company does not make any representation or warranty concerning the completeness of any information provided. I also acknowledge and agree that I have been advised to conduct my own review of the business and affairs of the Company before subscribing.

1.           Investment:

(a)	The undersigned (“Buyer”) subscribes for ________ Shares of Common Stock of REM Business Consultants, Inc. at $0.02 per share.
(b)	Total subscription price ($0.02 times number of Shares): $___________

PLEASE MAKE CHECKS PAYABLE TO: REM Business Consultants, Inc.

2.           Investor Information:
Name (type or print)                                                                 SSN/EIN/Taxpayer I.D.

_____________________________________              ______________________________

Address: ________________________________________________________Zip________________

Joint Name (type or print)                                                                        SSN/EIN/Taxpayer I.D.

__________________________                                                        ____________________________

Address: ___________________________________________________________   Zip_____________

Mailing Address (if different from above):__________________________________________________
                      Street                                           City/State                                Zip

Business Phone: (    ) _____________________ Home Phone:   (   ) ____________________

3.           Type of ownership:  (You must check one box)
[   ] Individual
[   ] Custodian for ________________________
[   ] Tenants in Common
[   ] Uniform Gifts to Minors Act of the State of: ___________   Corporation (Inc., LLC, LP)
       Please List all officers, directors, partners, managers, etc.:
[   ] Joint Tenants with rights of Survivorship
[   ] Partnership (Limited Partnerships use “Corporation”)
[   ] Trust
[   ] Community Property
[   ] Other (please explain)  ______________________________

4.           Further Representations, Warrants and Covenants.   Buyer hereby represents, warrants, covenants and agrees as follows:

(a)	Buyer is at least eighteen (18) years of age with an address as set forth in this Subscription Agreement.

Except as set forth in the Prospectus and the exhibits thereto, no representations or warranties, oral or otherwise, have been made to Buyer by the Company or any other person, whether or not associated with the Company or this offering.  In entering into this transaction, Buyer is not relying upon any information, other than that contained in the Prospectus and the exhibits thereto and the results of any independent investigation conducted by Buyer at Buyer’s sole discretion and judgment.

(b)
Buyer understands that his or her investment in the Shares is speculative and involves a high degree of risk, and is not recommended for any person who cannot afford a total loss of the investment.  Buyer is able to bear the economic risks of an investment in the Offering and at the present time can afford a complete loss of such investment.

(c)
Buyer is under no legal disability nor is Buyer subject to any order, which would prevent or interfere with Buyer’s execution, delivery and performance of this Subscription Agreement or his or her purchase of the Shares.  The Shares are being purchased solely for Buyer’s   own account and not for the account of others and for investment purposes only, and are not being purchased with a view to or for the transfer, assignment, resale or distribution thereof, in whole or part.  Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement with respect to the transfer, assignment, resale or distribution of any of the Shares.

(d)
Buyer has (i) adequate means of providing for his or her current financial needs and possible personal contingencies, and no present need for liquidity of the investment in the Shares, and (ii) a liquid net worth (that is, ne worth exclusive of a primary residence, the furniture and furnishings thereof, and automobiles) which is sufficient to enable Buyer to hold the Shares indefinitely.

(e)
If the Buyer is acting without a Purchaser Representative, Buyer has such knowledge and experience in financial and business matters that Buyer is fully capable of evaluating the risks and merits of an investment in the Offering.

(f)
Buyer has been furnished with the Prospectus.  Buyer understands that Buyer shall be required to bear all personal expenses incurred in connection with his or her purchase of the Shares, including without limitation, any fees which may be payable to any accountants, attorneys or any other persons consulted by Buyer in connection with his or her investment in the Offering.

5.           Indemnification

Buyer acknowledges an understanding of the meaning of the legal consequences of Buyer’s representations and warranties contained in this Subscription Agreement and the effect of his or her signature and execution of this Agreement, and Buyer hereby agrees to indemnify and hold the Company and each of its officers and/or directors, representatives, agents or employees, harmless from and against any and all losses, damages, expenses or liabilities due to, or arising out of, a breach of any representation, warranty or agreement of or by Buyer contained in this Subscription Agreement.

6.           Acceptance of Subscription

It is understood that this subscription is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and complete discretion.  If this subscription is rejected in whole, the Company shall return to Buyer, without interest, the Payment tendered by Buyer, in which case the Company and Buyer shall have no further obligation to each other hereunder.  In the event of a partial rejection of this subscription,  Buyer’s Payment will be returned to Buyer without interest, whereupon Buyer agrees to deliver a new payment in the amount of the purchase price for the number of Shares to be purchased hereunder following a partial rejection of this subscription.

7.           Governing Law

This Subscription Agreement shall be governed and construed in all respects in accordance with the laws of the State of Nevada without giving effect to any conflict of laws or choice of law rules.

IN WITNESS WHEREOF, this Subscription Agreement has been executed and delivered by the Buyer and by the Company on the respective dates set forth below.

Signature of Buyer                                                                                     Investor’s Subscription
Accepted this___ day of ________, 2009
_______________________________
Printed Name                                                                                     REM Business Consultants, Inc.

_______________________________

Date:                      Accepted by:

________________________

Deliver completed subscription agreements and checks to:
REM Business Consultants, Inc.
1445 E. Rochelle Avenue #34
Las Vegas, NV 89119